Exhibit 3.1

Delaware	PAGE 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "THE BRAINY BRANDS COMPANY, INC.", FILED IN THIS OFFICE ON THE FOURTH DAY OF APRIL, A.D. 2011, AT 7 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

State of Delaware Secretary of State Division of Corporations Delivered 07:09 PM 04/04/2011 FILED 07:00 PM 04/04/2011 SRV 110377231 - 4461378 FILE

Certificate of Amendment
of
Certificate of Incorporation
of
The Brainy Brands Company, Inc.

Under Section 242 of the Delaware General Corporation Law

The Brainy Brands Company, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1.              The Certificate of Incorporation of the Corporation is hereby amended by changing Article IV, so that, as amended, said Article IV shall be and read as follows:

 FOURTH:   The total number of shares of stock which the Corporation has authority to issue is one hundred seventy million (170,000,000), divided as follows:

A.   One hundred sixty million (160,000,000) shares of common stock, $0.0001 par value per share.

B.    Ten million  (10,000,000) shares of Preferred Stock,  $0.0001 par value per share, which may be issued from time to time in one or more classes or series with such dividend rates, voting rights, rights of conversion,  rights upon dissolution or liquidation, and with such  designations  or  restrictions  thereof as shall be determined  by  resolution  adopted by the Board of  Directors  at the time such stock is issued without further approval of the shareholders.

2.      The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate this 4th day of April, 2011.

/s/ John Benfield
John Benfield
Chief Executive Officer